Exhibit 99.1

STEINWAY MUSICAL INSTRUMENTS, INC.

For Immediate Release:

Steinway Announces Second Quarter Results – Takes Action to Improve Profitability

WALTHAM, MA - August 7, 2003 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter ended June 28, 2003.  Sales were on par with the prior year at $78 million, which included a benefit of approximately $2 million from foreign currency translation.  EBITDA was $10 million, down from $13 million in the prior year period.  Earnings per share were $0.24 compared to $0.46.  Excluding non-recurring costs associated with a strike at the Company’s Eastlake, Ohio plant, earnings per share would have been $0.27.

Operating expenses increased 7% over the second quarter of 2002.  Excluding the impact of currency translation, the increase was only 2%.  This increase was a result of the planned expenses associated with the 150th anniversary celebration of the Company’s piano division.

Year-to-date, sales were down 4%, EBITDA decreased 21% to $19 million, and earnings per share were $0.32.  Excluding non-recurring charges, EPS would have been $0.54.

CEO Dana Messina commented, “We are pleased to have achieved sales levels on par with prior year, particularly after the quarter’s sales shortfall.  The piano business held its own in the second quarter, despite poor economic conditions, generating gross profit equal to that of 2002.  However, in our band instrument business, sales and gross margins for the quarter were negatively impacted by the five final weeks of the work stoppage at our Eastlake facility.”

Messina continued, “Management has been focusing its efforts on maintaining the strength of the Company’s balance sheet.  However, both the Euro and the Yen strengthened significantly against the dollar.  Excluding the impact of exchange rates, inventory and receivables decreased nearly $11 million.”  At the end of the quarter, the Company had $8 million in cash on hand and owed nothing on its domestic revolver.

Band Operations

Sales of band and orchestral instruments were $37 million for the second quarter, a decrease of $3 million, or 8%, from the prior year.  The strike at the Company’s Eastlake, Ohio facility contributed to the shortfall.  Unit shipments of brasswind and woodwind instruments, the Company’s largest category, decreased 5% from the second quarter of 2002 as foreign competition continued to put pricing pressure on U.S. manufacturers.  Sales of tuned percussion instruments were also down from prior year as the Company’s LaGrange facility continued to recover from a strike which extended into April.

Many of the Company’s manufacturing facilities operated at reduced production levels to remain in line with current demand.  The resulting underabsorption of overhead, coupled with an increase in pension expense, reduced gross margins, which slipped to 24.6% from 26.5% in the year ago quarter.

Year-to-date, sales were down 9% from the prior period.  Gross margins dropped to 21.6% from 25.1% in 2002.

Earlier this year, the Company began to implement a comprehensive strategy to improve profitability and to compete more effectively across all of its band instrument categories.  In line with its strategy of reducing U.S. capacity, the Company will be closing its manufacturing facility in Nogales, Arizona.  Manufacturing operations will cease in the fourth quarter, eliminating approximately 90 positions.

As a result of the Nogales closure, the Company expects to take charges of approximately $6.3 million in the second half of the year.  The cash portion of the charges is estimated at about $0.7 million, primarily related to severance expenses.  The remaining charges will be non-cash and are mainly related to asset impairment.

Piano Operations

Piano sales for the quarter increased 8%, to $41 million from $38 million in the year ago quarter.  Currency translation contributed over $2 million to the increase.  Domestic unit shipments of Steinway & Sons grand pianos were on par with prior year while unit shipments overseas decreased 9%.  Sales of Boston and Essex pianos remained soft in the second quarter, with units decreasing 13%.

Gross margins slipped to 33.1% from 35.9%.  To reduce the buildup of inventory caused by low demand levels, the Company operated its domestic piano factory 13 fewer days than in the second quarter of 2002.  This reduced production, coupled with higher costs of Boston pianos due to the strengthening of the Yen, negatively impacted gross margins.

Year-to-date, piano sales were up 3%, to $77 million, including a $5 million benefit from foreign currency translation.  Steinway grand units were off 9% while unit sales in the Boston product lines decreased 11%.  Gross margins declined to 33.0% from 35.8% in the prior period.

Outlook

Looking ahead to the balance of the year,  Mr. Messina said, “On the band side of our business, we have an exciting plan in place to become more cost competitive with our student products.  Over the next few months we will be implementing additional outsourcing alternatives for products that will complement our domestically-produced student level instruments.  While our current inventory levels will prevent the benefits from being seen immediately, the closure of our Nogales plant is a major step in the right direction.”

Turning to piano operations, Messina commented, “Steinway Piano Shanghai was recently granted a license to do business and we are in the process of opening our own warehouse and recruiting personnel for this operation.  We expect the business to be fully operational by year-end.”

Messina continued, “The economic environment continues to negatively impact our business.  Excluding charges for the closure of our Nogales facility, our guidance for 2003 remains in the $0.80 to $1.00 range.”

Conference Call

Steinway will be discussing its second quarter results, along with its outlook for the remainder of 2003, on a conference call today, beginning at 5:30 p.m. EDT.  A webcast of the call will be available to all interested parties at www.steinwaymusical.com.  Following the live webcast, an archived version will be available on the Company’s web site.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums, Selmer Paris saxophones and Steinway & Sons pianos.  Additional information can be obtained by visiting our web site: www.steinwaymusical.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770

E-mail: ir@steinwaymusical.com

Non-GAAP Financial Measures Used by Steinway Musical Instruments, Inc.

The Company defines EBITDA as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring charges.  Management believes EBITDA is useful to the Company and investors as a measure of the Company’s core operating performance.  Management also believes EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  Certain of the Company’s debt covenants are based upon EBITDA calculations and the Company uses EBITDA as the basis for determining bonuses for its managers.  However, EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

Reconciliation from U.S. GAAP to EBITDA

(In thousands)

	Three Months Ended		Six Months Ended
	6/28/2003	6/29/2002	6/28/2003	6/29/2002
Cash flows from operating activities	$(4,972)	$(16,521)	$(7,205)	$(1,825)
Other	(116)	(111)	(179)	(235)
Changes in operating assets and liabilities	9,847	23,406	15,521	15,195
Tax provision, net of deferred tax benefit	1,484	2,313	1,977	4,402
Net interest expense	3,007	3,489	5,979	6,790
Non-recurring charges	400	—	3,161	—
EBITDA	$9,650	$12,576	$19,254	$24,327

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/28/2003	6/29/2002	6/28/2003	6/29/2002
Net Sales	$78,035	$78,349	$160,544	$166,408
Cost of sales	55,322	53,964	116,999	116,660

Gross profit	22,713	24,385	43,545	49,748
Operating expenses	16,903	15,850	34,331	32,544

Income from operations	5,810	8,535	9,214	17,204
Interest expense, net	3,007	3,489	5,979	6,790
Other (income) expense, net	(712)	(1,238)	(1,333)	(1,543)

Income before taxes	3,515	6,284	4,568	11,957
Provision for income taxes	1,355	2,200	1,725	4,190

Net income (loss)	$2,160	$4,084	$2,843	$7,767

Earnings per share: Basic	$0.24	$0.46	$0.32	$0.88

Earnings per share: Diluted	$0.24	$0.46	$0.32	$0.87

Weighted average common shares - basic	8,906	8,861	8,906	8,854
Weighted average common shares - diluted	8,906	8,915	8,906	8,892

Condensed Consolidated Balance Sheets

(In thousands)

	6/28/2003	6/29/2002	12/31/2002

Cash	$7,727	$4,214	$19,099
Receivables, net	89,339	97,233	77,421
Inventories	167,561	165,065	163,090
Other current assets	12,050	10,555	12,239

Total current assets	276,677	277,067	271,849

Property, plant and equipment, net	101,269	102,974	102,567
Other assets	54,500	50,742	53,818
Total assets	$432,446	$430,783	$428,234

Notes payable and current portion of long-term debt	$8,307	$6,978	$8,055
Other current liabilities	43,792	43,005	45,152
Total current liabilities	52,099	49,983	53,207

Long-term debt	189,311	205,639	192,581
Other liabilities	49,502	43,117	46,640
Stockholders’ equity	141,534	132,044	135,806

Total liabilities and stockholders’ equity	$432,446	$430,783	$428,234